UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 24, 2023

ROGERS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-4347	06-0513860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 W. Chandler Blvd., Chandler, Arizona 85224
(Address of principal executive offices) (Zip Code)

(480) 917-6000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	par value $1.00 per share	ROG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.
On March 24, 2023, Rogers Corporation (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with each of the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, and HSBC Bank USA, National Association, Wells Fargo Bank, National Association, Citibank, N.A. and Citizens Bank, N.A. as Co-Syndication Agents. The Amended Credit Agreement amends and restates the existing credit agreement of the Company, dated October 16, 2020, as amended (the “2020 Credit Agreement”).
Under the Amended Credit Agreement, lenders agreed to refinance the 2020 Credit Agreement. The lenders agreed to provide the Company (1) up to $450 million of revolving loans, with sub-limits for multicurrency borrowings, letters of credit and swing-line notes; and (2) a $225 million expansion feature. Borrowings may be used to finance working capital needs, for letters of credit and for the general corporate purposes of the Company or its subsidiaries in the ordinary course of business, including the financing of permitted acquisitions (as defined in the Amended Credit Agreement). The Amended Credit Agreement extends the maturity from March 31, 2024 to March 24, 2028, relative to the 2020 Credit Agreement.
Borrowings under the Amended Credit Agreement bear interest based on one of two options. Alternate base rate loans will bear interest at a rate that includes a base reference rate plus a spread of 62.5 - 100.0 basis points, depending on the Company’s leverage ratio. The base reference rate will be the greater of the (1) prime rate; (2) federal funds effective rate plus 50 basis points; and (3) the one-month Term SOFR rate plus 110 basis points. Loans bearing an interest rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, or the Adjusted TIBO Rate (each as defined in the Amended Credit Agreement) will bear interest based on screen rate plus a spread of 162.5 - 200.0 basis points, depending on the Company’s leverage ratio.
The Amended Credit Agreement contains customary representations and warranties, covenants, mandatory prepayments and events of default under which the Company’s payment obligations may be accelerated. The financial covenants include a requirement to maintain (1) a total net leverage ratio of no more than 3.25 to 1.00, subject to a one-time election to increase the maximum total net leverage ratio to 3.75 to 1.00 for one fiscal year in connection with a permitted acquisition, and (2) an interest coverage ratio of no less than 3.00 to 1.00. Under the 2020 Credit Agreement, the Company was subject to the same maximum leverage and interest coverage ratios (except that the one-time election to increase leverage for a permitted acquisition was limited to 3.50 to 1.00). As under the 2020 Credit Agreement, the Company may net up to $50 million of unrestricted domestic cash and cash equivalents in the calculation of the total net leverage ratio.
All obligations under the Amended Credit Agreement are guaranteed by each of the Company’s existing and future material domestic subsidiaries, as defined in the Amended Credit Agreement (the “Guarantors”). The obligations are also secured by a Fifth Amended and Restated Pledge and Security Agreement, dated as of March 24, 2023, entered into by the Company and the Guarantors which grants to the administrative agent, for the benefit of the lenders, a security interest, subject to certain exceptions, in substantially all of the non-real estate assets of the Company and the Guarantors.
All amounts borrowed or outstanding under the Amended Credit Agreement are due and mature on March 24, 2028, unless the commitments are terminated earlier either at the request of the Company or if certain events of default occur.
The administrative agent and the lenders under the Amended Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including commercial banking, lending, cash management, financial advisory, foreign exchange, risk management, and other services.
The description of the Amended Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Fifth Amended and Restated Credit Agreement dated as of March 24, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION
(Registrant)

Date: March 29, 2023	By:	/s/ Ramakumar Mayampurath
Ramakumar Mayampurath
Senior Vice President, Chief Financial Officer and Treasurer Principal Financial Officer